                                                                               .
                                                                               .
                                                                               .
                                                                       EXHIBIT 7

INTEROIL CORPORATION                                 (INTEROIL CORPORATION LOGO)

CONSOLIDATED BALANCE SHEETS
(Expressed in United States dollars)

                                                                      UNAUDITED          AUDITED          UNAUDITED
                                                                       JUNE 30         DECEMBER 31         JUNE 30
                                                                        2004              2003              2003
                                                                          $                 $                 $
                                                                     -----------       -----------       -----------
ASSETS

Current assets:
    Cash and cash equivalents                                         21,163,705         9,313,682         6,867,693
    Temporary investments                                                168,647        24,723,572         3,452,093
    Trade receivables                                                  7,127,714                --                --
    Other receivables                                                         --           175,491           591,468
    Other assets                                                         129,064           311,093                --
    Inventories (note 4)                                              29,303,284                --                --
    Prepaid expenses                                                     548,284           488,532           392,563
                                                                     -----------       -----------       -----------
                                                                      58,440,698        35,012,370        11,303,817
Plant and equipment (note 5)                                         219,712,847       202,309,465       170,663,045
Oil and gas properties (note 6)                                       38,690,805        23,018,015         9,489,641
Future income tax benefit                                                642,353                --                --
                                                                     -----------       -----------       -----------
                                                                     317,486,703       260,339,850       191,456,503
                                                                     ===========       ===========       ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable and accrued liabilities
          Crude feedstock                                             23,476,702                --                --
          Other                                                       22,164,787         5,835,583        12,675,556
    Deferred acquisition cost (note 13)                               11,854,110                --                --
    Due to related parties (note 3)                                    1,056,251         1,478,751         1,690,001
    Unsecured loans (note 8)                                           3,600,000                --                --
    Current portion of secured loan (note 7)                           4,500,000         9,000,000         4,500,000
                                                                     -----------       -----------       -----------
                                                                      66,651,850        16,314,334        18,865,557

Deferred financing costs                                                 834,439                --                --
Secured loan (note 7)                                                 80,500,000        74,000,000        55,500,000
Indirect participation interest (note 9)                              12,109,500        16,600,000         7,650,000
                                                                     -----------       -----------       -----------
                                                                     160,095,789       106,914,334        82,015,557
                                                                     -----------       -----------       -----------

Non-controlling interest (note 10)                                     6,465,064         6,467,496         6,489,352
                                                                     -----------       -----------       -----------

Shareholders' equity:
    Share capital (note 11)                                          165,065,159       157,449,200       110,363,916
    Additional paid in capital                                         1,747,233           540,222           619,530
    Deferred foreign exchange                                             49,715                --                --
    Deficit accumulated during the development stage                 (15,936,257)      (11,031,402)       (8,031,852)
                                                                     -----------       -----------       -----------
                                                                     150,925,850       146,958,020       102,951,594
                                                                     -----------       -----------       -----------
                                                                     317,486,703       260,339,850       191,456,503
                                                                     ===========       ===========       ===========

See accompanying notes to the consolidated financial statements

INTEROIL CORPORATION                                 (INTEROIL CORPORATION LOGO)

CONSOLIDATED STATEMENTS OF EARNINGS
(Expressed in United States dollars)

                                                                                                                    UNAUDITED
                                                                                                                    CUMULATIVE
                                                                                                                   AMOUNTS FROM
                                                                                                                   INCEPTION OF
                                                         UNAUDITED                        UNAUDITED                 DEVELOPMENT
                                                       QUARTER ENDED                   SIX MONTHS ENDED              STAGES TO
                                               ----------------------------      ----------------------------      ------------
                                                 JUNE 30          JUNE 30          JUNE 30         JUNE 30           JUNE 30
                                                  2004             2003             2004            2003              2004
                                                    $                $                $               $                 $
                                               -----------      -----------      -----------     ------------      -----------
REVENUE

  Sales and operating revenues                  12,586,137               --       12,586,137               --       12,586,137
  Interest                                         123,956           19,861          175,254           34,110        7,142,027
  Other                                            (19,560)           7,856           84,738            7,856          118,887
  Equity earnings of SP InterOil, LDC                   --               --               --               --         (281,128)
                                               -----------      -----------      -----------     ------------      -----------
                                                12,690,533           27,717       12,846,129           41,966       19,565,923
                                               -----------      -----------      -----------     ------------      -----------

EXPENSES

  Cost of sales and operating expenses          10,468,871               --       10,468,871               --       10,468,871
  Administrative and general expenses            2,399,751          830,633        3,620,684        1,376,333       14,369,261
  Management fees                                       --               --               --               --        1,365,000
  Management fees for prior periods waived              --               --               --         (840,000)        (840,000)
  Exploration costs                              1,485,828               --        1,491,623               --        2,452,209
  Legal and professional fees                      236,927          133,362          829,054          302,355        4,489,281
  Foreign exchange                                 114,678          252,937           96,713         (301,358)       2,260,383
                                               -----------      -----------      -----------     ------------      -----------
                                                14,706,055        1,216,932       16,506,945          537,330       34,565,005
                                               -----------      -----------      -----------     ------------      -----------
(Loss) before income taxes
     and non-controlling interest               (2,015,522)      (1,189,215)      (3,660,816)        (495,364)     (14,999,082)

Income tax (expense)                              (508,821)         (15,997)        (508,821)         (23,701)        (658,247)
                                               -----------      -----------      -----------     ------------      -----------
(Loss) before non-controlling interest          (2,524,343)      (1,205,212)      (4,169,637)        (519,065)     (15,657,329)

Non-controlling interest                             2,065              534            2,432            1,046          458,722
                                               -----------      -----------      -----------     ------------      -----------
NET (LOSS)                                      (2,522,278)      (1,204,678)      (4,167,205)        (518,019)     (15,198,607)
                                               ===========      ===========      ===========     ============      ===========

Basic (loss) per share                               (0.10)           (0.05)           (0.17)           (0.02)
Diluted (loss) per share                             (0.10)           (0.05)           (0.17)           (0.02)

Weighted avg number of common shares
  outstanding - Basic and diluted               25,056,672       22,238,463       24,938,621       21,645,981

See accompanying notes to the consolidated financial statements

INTEROIL CORPORATION                                 (INTEROIL CORPORATION LOGO)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in United States dollars)

                                                                                                                         UNAUDITED
                                                                                                                        CUMULATIVE
                                                                                                                       AMOUNTS FROM
                                                                                                                       INCEPTION OF
                                                                  UNAUDITED                      UNAUDITED              DEVELOPMENT
                                                                QUARTER ENDED                 SIX MONTHS ENDED           STAGES TO
                                                        ----------------------------    ---------------------------    ------------
                                                          JUNE 30         JUNE 30         JUNE 30        JUNE 30          JUNE 30
                                                           2004            2003            2004           2003             2004
                                                             $               $               $              $                $
                                                        ------------    ------------    -----------    ------------    ------------
Cash flows provided by (used in):

OPERATING ACTIVITIES
    Net (loss)                                            (2,522,278)     (1,204,678)     (4,167,205)      (518,019)    (15,198,607)
    Net distributions from SP InterOil LDC                        --              --              --             --         781,187
    Non-controlling interest                                  (2,065)           (534)         (2,432)        (1,046)       (458,722)
    Adjustments for non-cash transactions                  2,107,456              --       2,199,651             --       4,363,321
    Change in non-cash operating working capital           1,454,524         146,794       1,200,013     (1,280,373)       (115,569)
                                                        ------------    ------------    ------------   ------------    ------------
                                                           1,037,637      (1,058,418)       (769,973)    (1,799,438)    (10,628,390)
                                                        ------------    ------------    ------------   ------------    ------------

INVESTING ACTIVITIES
    Cash acquired on consolidation of SPI InterOil LDC            --              --              --             --     (14,858,947)
    Expenditure on oil and gas properties                 (8,134,953)     (2,705,138)    (16,912,183)    (4,177,782)    (35,613,281)
    Expenditure on capital assets                         (5,701,042)    (27,399,860)     (8,688,000)   (46,189,979)   (155,722,912)
    Funds received on sale of assets                              --              --         405,353             --         405,353
    Redemption/(purchase) of cash
        on short-term investments                         13,950,068       1,069,800      24,554,925      3,964,701        (168,647)
    Acquisition of InterOil Products Limited
        net of cash received                               4,757,276              --       4,757,276             --       4,757,276
                                                        ------------    ------------    ------------   ------------    ------------
                                                           4,871,349     (29,035,198)      4,117,371    (46,403,060)   (201,201,158)
                                                        ------------    ------------    ------------   ------------    ------------

FINANCING ACTIVITIES
    Proceeds from borrowings                               5,600,000      16,500,000       5,600,000     29,000,000      87,840,000
    Proceeds from indirect participation interest                 --       7,150,000       3,235,000      7,150,000      19,535,000
    Other net advances (to) related party (note 3)          (211,250)       (200,209)       (422,500)      (565,861)        900,598
    Proceeds from issue of common shares                      30,000       7,394,719          90,125     16,197,513     124,717,655
                                                        ------------    ------------    ------------   ------------    ------------
                                                           5,418,750      30,844,510       8,502,625     51,781,652     232,993,253
                                                        ------------    ------------    ------------   ------------    ------------

Increase in cash and cash equivalents                     11,327,736         750,894      11,850,023      3,579,154      21,163,705

INTEROIL CORPORATION                                 (INTEROIL CORPORATION LOGO)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Expressed in United States dollars)

                                                              UNAUDITED                        UNAUDITED                  AUDITED
                                                            QUARTER ENDED                   SIX MONTHS ENDED            YEAR ENDED
                                                    ----------------------------      ----------------------------      -----------
                                                      JUNE 30          JUNE 30          JUNE 30          JUNE 30        DECEMBER 31
                                                       2004             2003             2004             2003             2003
                                                         $                $                $                $                $
                                                    -----------      -----------      -----------      -----------      -----------
SHARE CAPITAL

 At beginning of period                             157,677,259      103,017,992      157,449,200       94,120,609       94,120,609
 Adjustment to reflect change in accounting for
     employee stock options (note 1)                         --               --           92,434               --               --
 Issue of capital stock                               7,387,900        7,345,924        7,523,525       16,243,307       63,328,591
                                                    -----------      -----------      -----------      -----------      -----------
 At end of period                                   165,065,159      110,363,916      165,065,159      110,363,916      157,449,200
                                                    -----------      -----------      -----------      -----------      -----------

ADDITIONAL PAID IN CAPITAL

 At beginning of period                               1,267,870          769,964          540,222          769,964          769,964
 Adjustment to reflect change in accounting for
     employee stock options (note 1)                         --               --          645,216               --               --
 Stock compensation                                     479,363         (150,434)         561,795         (150,434)        (229,742)
                                                    -----------      -----------      -----------      -----------      -----------
 At end of period                                     1,747,233          619,530        1,747,233          619,530          540,222
                                                    -----------      -----------      -----------      -----------      -----------

DEFERRED FOREIGN EXCHANGE

 At beginning of period                                      --               --               --               --               --
 Movement for period (note 1)                            49,715               --           49,715               --               --
                                                    -----------      -----------      -----------      -----------      -----------
 At end of period                                        49,715               --           49,715               --               --
                                                    -----------      -----------      -----------      -----------      -----------

DEFICIT ACCUMULATED DURING THE DEVELOPMENT
STAGE

 At beginning of period                             (13,413,978)      (6,827,174)     (11,031,402)      (7,513,833)      (7,513,833)
 Adjustment to reflect change in accounting for
     employee stock options (note 1)                         --               --         (737,650)              --               --
 Net (loss) for period                               (2,522,278)      (1,204,678)      (4,167,205)        (518,019)      (3,517,569)
                                                    -----------      -----------      -----------      -----------      -----------
 At end of period                                   (15,936,256)      (8,031,852)     (15,936,257)      (8,031,852)     (11,031,402)
                                                    -----------      -----------      -----------      -----------      -----------
SHAREHOLDERS' EQUITY AT END OF PERIOD               150,925,851      102,951,594      150,925,850      102,951,594      146,958,020
                                                    ===========      ===========      ===========      ===========      ===========

INTEROIL CORPORATION                                 (INTEROIL CORPORATION LOGO)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited, Expressed in United States dollars)

InterOil Corporation's (the "Company" or "InterOil") primary business interests are the development of an oil refinery (the "Project"), Oil and Gas Exploration in Papua New Guinea ("PNG") and distribution of refined petroleum products in PNG.

1. STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited consolidated financial statements for the quarter ended June 30, 2004 and the six months ended June 30, 2004 have been prepared in accordance with Canadian generally accepted accounting principles. The preparation of the financial data is based on accounting policies and practices consistent with those used in the preparation of the audited annual consolidated financial statements for the year ended December 31, 2003. These unaudited consolidated financial statements should be read together with the audited annual consolidated financial statements and the accompanying notes included in the Company's 2003 Annual Report except for the following;

Stock-based compensation - Prior to January 1, 2004, the Company applied the fair value based method of accounting prescribed by CICA Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments, only to employee stock appreciation rights, and applied the settlement method of accounting to employee stock options. Under the settlement method, any consideration paid by employees on the exercise of stock options or purchase of stock is credited to share capital and no compensation expense was recognised.

The CICA Accounting Standards Board has amended CICA Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments, to require entities to account for employee stock options using the fair value based method, beginning January 1, 2004. Under the fair value based method, compensation expense is measured at fair value at the date of grant and is expensed over the award's vesting period. In accordance with one of the transitional options permitted under amended Section 3870, the Company has retroactively applied the fair value based method to all employee stock options granted on or after January 1, 2002, without restatement to prior periods. The effect of retroactively adopting the fair value based method, without restatement, is to increase the opening accumulated deficit by $737,650, increase additional paid up capital by $645,216 and increase share capital by $92,434.

Inventory valuation - Crude oil and refined petroleum products are valued at the lower of cost, on a first-in, first-out basis, or net realisable value. Cost consists of raw material, labour, direct overheads and transportation.

Foreign currency - For subsidiaries considered to be self-sustaining foreign operations, all assets and liabilities denominated in foreign currency are translated to United States dollars at exchange rates in effect at the balance date and all revenue and expense items are translated at the rates of exchange in effect at the time of the transactions. Foreign exchange gains or losses are reported as a seperate component of shareholders' equity.

For subsidiaries considered to be an integrated foreign operation, monetary items denominated in foreign currency are translated to United States dollars at exchange rates in effect at balance date and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Revenue and expense items are translated at the rates of exchange in effect at the time of the transactions. Foreign exchange gains or losses are included in income.

Deferred financing costs - Deferred financing costs represent the unamortised cost of fees incurred to secure long-term borrowings. Amortisation is provided on a straight-line basis, over the term of the related debt and is included in administrative and general expenses for the period.

Receivables - The collectability of debts is assessed at reporting date and specific provision is made for any doubtful accounts.

2. SUPPLEMENTAL CASH FLOW INFORMATION

                                                       QUARTER ENDED              SIX MONTHS ENDED
                                                  -----------------------     -----------------------
                                                    JUN-30        JUN-30        JUN-30        JUN-30
                                                     2004          2003          2004          2003
                                                      $             $             $             $
                                                  ---------     ---------     ---------     ---------
             Cash paid during the period for:

                  Interest                               --     1,656,451            --     1,656,451

                  Income taxes                        8,588         6,731        17,177        13,462

             Interest received during the
             period for non-cash investing
             and financing activities:              123,083            --       275,263         3,881

             Write off of Oil and Gas
             exploration retention licences       1,488,127            --     1,488,127            --

             Conversion of indirect
             participation into share
             capital                              7,725,500            --     7,725,500            --

3. RELATED PARTIES

Amounts due to related parties of $1,056,251 (December 31, 2003 - $1,478,751) represents monies owed to Petroleum Independent and Exploration Corporation
(PIE) which acts as a sponsor of the Company's oil refinery project. PIE advanced a loan of $2,900,000 to the InterOil Group in the quarter ended March 31, 2002 and the Company has repaid $1,843,750 of this loan as at June 30, 2004. This loan has interest charged at a rate of 5.75% per annum.

During the six months ended 30 June 2004, $75,000 was accrued for the sponsor's
(PIE) legal, accounting and reporting costs.

4. INVENTORIES

                                              JUN-30         DEC-31         JUN-30
                                               2004           2003           2003
                                                $              $              $
                                            ----------     ----------     ----------
Midstream (crude oil feedstock)             23,476,702             --             --

Downstream (refined petroleum product)       5,826,582             --             --
                                            ----------     ----------     ----------
                                            29,303,284             --             --
                                            ==========     ==========     ==========

5. PLANT AND EQUIPMENT

The Company is considered to be in the construction and pre-operating stage of development of an oil refinery in Papua New Guinea. Project costs, net of any recoveries, incurred during this pre-operating stage are being capitalised as part of plant and equipment (refinery assets). Administrative and general costs are expensed as incurred. Plant and equipment are recorded at cost. Development costs and the costs of acquiring or constructing support facilities and equipment are capitalised. Interest costs relating to the construction and pre-operating stage of the development project prior to commencement of commercial operations are capitalised as part of the cost of such plant and equipment (refinery assets). Plant and equipment is depreciated over their useful lives. Depreciation of refinery assets will commence on the date of achieving commercial operations.

Plant and equipment by business stream:

                                     JUN-30          DEC-31          JUN-30
                                      2004            2003            2003
                                        $               $               $
                                   -----------     -----------     -----------
    Upstream assets                  5,644,660       5,650,817       5,656,827
    Refinery assets                210,336,101     196,244,045     164,624,057
    Downstream assets                3,629,235         321,817         287,151
    Corporate assets                   102,851          92,786          95,010
                                   -----------     -----------     -----------
                                   219,712,847     202,309,465     170,663,045
                                   ===========     ===========     ===========

6. OIL AND GAS PROPERTIES

The Company follows the successful efforts method of accounting for oil and gas exploration and development activities. Direct acquisition costs of development properties as well as geological and geophysical costs associated with these properties are capitalised. Costs of development and exploratory wells that result in additions to proven reserves are also capitalised. Costs associated with Retention Licences PRL 4 and PRL 5 have been written off in the current quarter. This was due to the non-existence of gas contracts and immediate development plans for these licences.

                                                    JUN-30         DEC-31         JUN-30
                                                     2004           2003           2003
                                                      $              $              $
                                                  ----------     ----------     ----------
PPL 238, at cost                                  37,778,860     21,192,055      6,491,989
Other exploration properties at cost                 911,945      1,825,960      2,997,652
                                                  ----------     ----------     ----------
                                                  38,690,805     23,018,015      9,489,641
                                                  ==========     ==========     ==========

7. SECURED LOAN

On June 12, 2001, the Company entered into a loan agreement with the Overseas Private Investment Corporation (OPIC), an agency of the US Government, to secure a project financing facility of $85,000,000. The facility is fully drawn down at June 30, 2004. The loan is secured over the assets of the refinery project.

The loan expires June 30, 2014 and half yearly repayments of $4,500,000 were to commence on June 30, 2004. The loan agreement has been amended such that repayments will now commence on June 30, 2005.

8. UNSECURED LOAN

On June 24, 2004, the Company entered into a loan agreement with Clarion Finanz AG for $3,000,000. Interest is calculated at 12% per annum calculated daily. The loan expires on June 24, 2005 and repayments are due to commence in July 2004.

On June 29, 2004 the Company entered into an agreement with Global Asset Management LLC. A promissory note for $600,000 has been issued and is due to be repaid on or before August 31, 2004.

9. INDIRECT PARTICIPATION INTEREST

In March 2004, the Company received an additional $3,235,000 from PNG Drilling Ventures Limited ("PNGDV") relating to PNGDV's indirect interest in the Company's phase 1 exploration program. In January 2004, $75,500 of the PNGDV indirect participation interest was converted to 5,000 common shares of InterOil Corporation in accordance with the indirect participation interest agreement. The balance of the indirect participation interest at June 30, 2004 is $12,109,500.

On May 17, 2004 PNG Energy Investors converted their $7,350,000 indirect participation interest to 683,140 common shares of InterOil Corporation.

10. NON-CONTROLLING INTEREST

At June 30, 2004, a subsidiary, S .P. InterOil LDC, holds 98.69% (December 31, 2003 - 98.66%) of the non-voting participating shares issued from E. P. InterOil Limited.

11. SHARE CAPITAL

InterOil Corporation has issued shares as at June 30, 2004 of 25,519,601 (December 31, 2003 - 24,815,961, June 30, 2003 - 22,488,683). The total number of shares issued in the period to June 30, 2004 is 703,640 (June 30, 2003 - 1,902,740, year ended December 31, 2003 - 4,230,018). InterOil Corporation securities trade on the Australian Stock Exchange as Chess Depository Interests
(CDIs) on the basis of 10 CDIs to one common share. They also trade on the Port Moresby Stock Exchange and the Toronto Stock Exchange in Canada as common shares.

12. STOCK OPTIONS

As at June 30, 2004, InterOil Corporation has 1,482,985 (December 31, 2003 - 1,363,265) stock options outstanding. During the six months to June 30, 2004, a total of 174,260 options were issued.

13. ACQUISITION OF SUBSIDIARY

On March 1, 2004, InterOil, through its wholly owned subsidiary, S.P.I. Distribution Limited acquired 100% of the outstanding common shares of BP Papua New Guinea Limited which was subsequently renamed InterOil Products Limited ("IPL"). InterOil purchased IPL in order to enhance its downstream position in Papua New Guinea as IPL is a distributor of refined petroleum products in Papua New Guinea.

The results of IPL's operations have been included in the consolidated financial statements since April 28, 2004, the date control of IPL's shares was transferred to InterOil. Under the agreement, InterOil Corporation was entitled to the profit of IPL from March 1, 2004. The profit earned after tax between March 1, 2004 and April 28, 2004 of $1,243,746 was recognised as a reduction in the acquisition cost.

The aggregate purchase price is $13,226,854, including a service agreement for $1,000,000 related to the purchase. A deposit of $1,000,000 of the purchase price has been paid. The remaining $12,226,854 (discounted amount $11,854,110) is payable on March 1, 2005 and is included in current liabilities in the financial statements.

The following table summarises the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

                                                  $
                                             -----------
Current assets                                22,474,255

Future income tax benefit                        640,284
Property, plant and equipment                  3,007,312
                                             -----------
Total assets acquired                         26,121,851
Current liabilities                          (12,894,997)
                                             -----------
Net assets acquired                           13,226,854
                                             ===========

14. WORKING CAPITAL FACILITY

The Company has secured a $60,000,000 working capital facility to finance the ongoing purchase of crude oil for the refinery. Under the facility the Company has access to documentary letters of credit, stand by letters of credit, short term advances and advances on merchandise. The interest rate applicable to any advance under the short term loans is 2.5% per annum above LIBOR. The facility is available for twelve months to June 2005.

The facility is secured by sales contracts, purchase contracts, certain cash accounts associated with the refinery, all crude and refined products of the refinery.

At June 30, 2004, the Company had letters of credit outstanding for $25,960,000. Cash totalling $11,536,332 was being maintained as a security margin for the facility.

15. SUBSEQUENT EVENTS

In July 2004, $1,359,200 was received by the Company from a director for the exercise of stock options.

In July 2004, an additional amount of $1,500,000 was drawn down on the unsecured loan with Clarion Finanz AG.

16. SEGMENT REPORTING

Management has determined that the Company operates in three key segments; Upstream - exploration and production, Midstream - refinery operations, Downstream - refined product distribution, in Papua New Guinea. The remaining amounts related to Corporate offices.

The following tables present the Company's results by segment.

Quarter ended June 30, 2004 (unaudited)

                                           UPSTREAM       MIDSTREAM     DOWNSTREAM        OTHER           TOTAL
                                              $               $             $               $               $
                                          -----------    -----------    -----------    -----------     -----------
External revenues                                  --             --     12,586,137             --      12,586,137
                                                                                                       -----------
Segment contributions                      (1,878,780)      (219,983)     1,223,029     (1,244,184)     (2,119,918)
                                                                                                       -----------

Reconciliation to net earnings (loss):
Segment contributions                                                                                   (2,119,918)
Investment income                                                                                          123,956
Other                                                                                                      (19,560)
Non controlling interest                                                                                     2,065
Income tax expense                                                                                        (508,821)
                                                                                                       -----------
Net earnings (loss)                                                                                     (2,522,278)
                                                                                                       ===========

Quarter ended June 30, 2003 (unaudited)

                                           UPSTREAM       MIDSTREAM     DOWNSTREAM        OTHER           TOTAL
                                              $               $             $               $               $
                                          -----------    -----------    -----------    -----------     -----------
External revenues                                  --             --             --             --              --
                                                                                                       -----------
Segment contributions                        (311,917)      (269,761)          (224)      (635,030)     (1,216,932)
                                                                                                       -----------

Reconciliation to net earnings (loss):
Segment contributions                                                                                   (1,216,932)
Investment income                                                                                           19,861
Other                                                                                                        7,856
Non controlling interest                                                                                       534
Income tax expense                                                                                         (15,997)
                                                                                                       -----------
Net earnings (loss)                                                                                     (1,204,678)
                                                                                                       ===========

Six months ended June 30, 2004 (unaudited)

                                           UPSTREAM       MIDSTREAM     DOWNSTREAM        OTHER           TOTAL
                                              $               $             $               $               $
                                          -----------    -----------    -----------    -----------     -----------
External revenues                                  --             --     12,586,137             --      12,586,137
                                                                                                       -----------
Segment contributions                      (2,370,537)      (310,606)     1,190,675     (2,430,340)     (3,920,808)
                                                                                                       -----------

Reconciliation to net earnings (loss):
Segment contributions                                                                                   (3,920,808)
Investment income                                                                                          175,254
Other                                                                                                       84,738
Non controlling interest                                                                                     2,432
Income tax expense                                                                                        (508,821)
                                                                                                       -----------
Net earnings (loss)                                                                                     (4,167,205)
                                                                                                       ===========

Six months ended June 30, 2003 (unaudited)

                                           UPSTREAM       MIDSTREAM     DOWNSTREAM        OTHER           TOTAL
                                              $               $             $               $               $
                                          -----------    -----------    -----------    -----------     -----------
External revenues                                  --             --             --             --              --
                                                                                                       -----------
Segment contributions                        (472,482)     1,005,555         (1,298)    (1,069,105)       (537,330)
                                                                                                       -----------

Reconciliation to net earnings (loss):
Segment contributions                                                                                     (537,330)
Investment income                                                                                           34,110
Other                                                                                                        7,856
Non controlling interest                                                                                     1,046
Income tax expense                                                                                         (23,701)
                                                                                                       -----------
Net earnings (loss)                                                                                       (518,019)
                                                                                                       ===========

The following tables present the Company's assets by segment.

June 30, 2004 (unaudited)

                                           UPSTREAM       MIDSTREAM     DOWNSTREAM        OTHER           TOTAL
                                              $               $             $               $               $
                                          -----------    -----------    -----------    -----------     -----------
Total assets                               45,884,246    234,396,546     25,441,417     11,764,494     317,486,703
                                          ===========    ===========    ===========    ===========     ===========

June 30, 2003 (unaudited)

                                           UPSTREAM       MIDSTREAM     DOWNSTREAM        OTHER           TOTAL
                                              $               $             $               $               $
                                          -----------    -----------    -----------    -----------     -----------
Total assets                               17,534,025    169,857,543        287,151      3,777,784     191,456,503
                                          ===========    ===========    ===========    ===========     ===========